Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Concrete Pumping Holdings, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated January 29, 2019 relating to the consolidated financial statements of Concrete Pumping Holdings, Inc. as of October 31, 2018 and 2017 and for the three years then ended October 31, 2018 contained in Amendment No. 1 to the Current Report on Form 8-K, dated January 29, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

January 29, 2019